Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
July 23, 2025	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FOURTH QUARTER OF FISCAL 2025;

DECLARES QUARTERLY DIVIDEND OF $0.25 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR THURSDAY, JULY 24, AT 9:30 AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the fourth quarter of fiscal 2025 of $15.8 million, an increase of $2.3 million or 16.7%, as compared to the same period of the prior fiscal year. The increase was primarily attributable to higher net interest income and lower provision for income taxes. This was partially offset by higher provision for credit loss (PCL), noninterest expense, and lower noninterest income. Preliminary net income was $1.39 per fully diluted common share for the fourth quarter of fiscal 2025, an increase of $0.20 as compared to the $1.19 per fully diluted common share reported for the same period of the prior fiscal year. For the full fiscal year 2025, preliminary net income of $58.6 million was an increase of $8.4 million as compared to fiscal 2024, while diluted earnings per share for fiscal 2025 were $5.18, an increase of $0.76 as compared to the $4.42 per fully diluted common share for fiscal 2024.

Highlights for the fourth quarter of fiscal 2025:

●	Earnings per common share (diluted) were $1.39, up $0.20, or 16.8%, as compared to the same quarter a year ago, and remained unchanged from the third quarter of fiscal 2025, the linked quarter.

●	Annualized return on average assets (ROA) was 1.27%, while annualized return on average common equity (ROE) was 11.8%, as compared to 1.17% and 11.2%, respectively, in the same quarter a year ago, and 1.27% and 12.1%, respectively, in the third quarter of fiscal 2025, the linked quarter.

●	Net interest margin for the quarter was 3.46%, up from the 3.25% reported for the year ago period, and up from 3.39% reported for the third quarter of fiscal 2025, the linked quarter. Net interest income increased $5.2 million, or 14.9% as compared to the same quarter a year ago, and increased $854,000, or 2.2% as compared to the third quarter of fiscal 2025, the linked quarter.

●	Noninterest income was down 6.3% for the quarter, as compared to the year ago period, but up 9.2% as compared to the third quarter of fiscal 2025, the linked quarter. The decrease compared to the year ago period was primarily due to tax credit benefits recorded in the prior fiscal year as noninterest income, but recognized in the current period as a direct reduction from the provision for income taxes under the proportional amortization method of ASU 2023-02. In addition, the Company realized a modest negative adjustment to the value of mortgage servicing rights. The increase in non-interest income compared to the linked quarter was largely due to additional card network fees based on volume incentives totaling $537,000.

●	Gross loan balances increased by $76.2 million during the fourth quarter, and increased by $249.9 million, or 6.5% during all of fiscal 2025.

●	PCL was $2.5 million during the fourth quarter of fiscal 2025, a $1.6 million increase from both the year ago period and the third quarter of fiscal 2025, the linked quarter. The increase was primarily driven by higher net charge-offs, largely stemming from a previously identified non-performing special-purpose commercial real estate credit relationship disclosed in the prior quarter and to support loan growth. See “Balance Sheet Summary” below for more detailed information regarding this credit relationship.

●	Deposit balances increased by $19.9 million during the fourth quarter, and increased by $338.3 million, or 8.6% during all of fiscal 2025.

●	Cash equivalents and time deposits balances decreased by $34.0 million during the fourth quarter, and increased $131.7 million during all of fiscal 2025, which was driven by deposit growth and earnings retention after cash dividends paid outpacing gross loan and other asset growth.

●	Tangible book value per share was $41.87, having increased by $5.19, or 14.1%, as compared to June 30, 2024.

Dividend Declared:

The Board of Directors, on July 22, 2025, declared a quarterly cash dividend on common stock of $0.25 per share, payable August 29, 2025, to stockholders of record at the close of business on August 15, 2025, marking the 125th consecutive quarterly dividend since the inception of the Company. The dividend represents an increase of $0.02 per share, or 8.7%, as compared to the previous quarterly dividend payment. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Thursday, July 24, 2025, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-833-470-1428 in the United States and from all other locations. Participants should use participant access code 617584. Telephone playback will be available beginning one hour following the conclusion of the call through July 29, 2025. The playback may be accessed by dialing 1-866-813-9403, and using the conference passcode 612450.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2025, with total assets of $5.0 billion at June 30, 2025, reflecting an increase of $415.3 million, or 9.0%, as compared to June 30, 2024. Growth primarily reflected an increase in net loans receivable, cash equivalents, and available-for-sale (AFS) securities.

Cash equivalents and time deposits were $193.1 million at June 30, 2025, an increase of $131.7 million, or 214.5%, as compared to June 30, 2024. Compared to March 31, 2025, the linked quarter, cash equivalents decreased $34.0 million, or 15.0%, primarily utilized to fund loan growth, which was partially offset by deposit growth and earnings retention after cash dividends paid. AFS securities were $460.8 million at June 30, 2025, up $32.9 million, or 7.7%, as compared to June 30, 2024.

Loans, net of the allowance for credit losses (ACL), were $4.0 billion at June 30, 2025, an increase of $250.8 million, or 6.6%, as compared to June 30, 2024. Gross loans increased by $249.9 million, while the ACL attributable to outstanding loan balances decreased $887,000, or 1.7%, as compared to June 30, 2024. The increase in loan balances was attributable to growth in residential real estate loans, commercial and industrial loans, drawn construction loan balances, multi-family real estate loans, and agricultural production draws. This was partially offset by payoffs and paydowns in non-owner occupied commercial real estate and consumer loans. The table below illustrates changes in loan balances by type over recent periods:

Summary Loan Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2025	2025	2024	2024	2024

1-4 residential real estate	$991,553	$978,908	$967,196	$942,916	$925,397
Non-owner occupied commercial real estate	888,317	897,125	882,484	903,678	899,770
Owner occupied commercial real estate	442,984	440,282	435,392	438,030	427,476
Multi-family real estate	422,758	405,445	376,081	371,177	384,564
Construction and land development	332,405	323,499	393,388	351,481	290,541
Agriculture real estate	244,983	247,027	239,912	239,787	232,520
Total loans secured by real estate	3,323,000	3,292,286	3,294,453	3,247,069	3,160,268

Commercial and industrial	510,259	488,116	484,799	457,018	450,147
Agriculture production	206,128	186,058	188,284	200,215	175,968
Consumer	55,387	54,022	56,017	58,735	59,671
All other loans	5,102	3,216	3,628	3,699	3,981
Total loans	4,099,876	4,023,698	4,027,181	3,966,736	3,850,035

Deferred loan fees, net	(178)	(189)	(202)	(218)	(232)
Gross loans	4,099,698	4,023,509	4,026,979	3,966,518	3,849,803
Allowance for credit losses	(51,629)	(54,940)	(54,740)	(54,437)	(52,516)
Net loans	$4,048,069	$3,968,569	$3,972,239	$3,912,081	$3,797,287

Loans anticipated to fund in the next 90 days totaled $224.1 million at June 30, 2025, as compared to $163.3 million at March 31, 2025, and $157.1 million at June 30, 2024.

The Bank’s concentration in non-owner occupied commercial real estate loans is estimated at 301.9% of Tier 1 capital and ACL at June 30, 2025, as compared to 317.5% as of June 30, 2024, with these loans representing 40.1% of total loans at June 30, 2025. Multi-family residential real estate, hospitality (hotels/restaurants), care facilities, strip centers, retail stand-alone, and storage units are the most common collateral types within the non-owner occupied commercial real estate loan portfolio. The multi-family residential real estate loan portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or that have exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses; care facilities consisting mainly of skilled nursing and assisted living centers; and strip centers, which can be defined as non-mall shopping centers with a variety of tenants. Non-owner occupied office property types included 33 loans totaling $24.3 million, or 0.59% of total loans at June 30, 2025, none of which were adversely classified as of June 30, 2025, and are generally comprised of smaller spaces with diverse tenants. The Company continues to monitor its commercial real estate concentration and the individual segments closely.

Nonperforming loans (NPLs) were $23.0 million, or 0.56% of gross loans, at June 30, 2025, as compared to $6.7 million, or 0.17% of gross loans, at June 30, 2024. Nonperforming assets (NPAs) were $23.7 million, or 0.47% of total assets, at June 30, 2025, as compared to $10.6 million, or 0.23% of total assets, at June 30, 2024. The rise in NPAs reflects an increase in NPLs, which was partially offset by a decrease in other real estate owned. Compared to March 31, 2025, the linked quarter, NPAs declined $104,000. The year-over-year increase in NPLs was primarily driven by several commercial relationships added during the third and fourth quarters of fiscal 2025, along with the addition of other smaller loans throughout the year, partially offset by net charge-offs. In the fourth quarter, a $5.7 million construction loan related to the development of a senior living facility was placed on nonaccrual status. As previously disclosed in the third quarter, three commercial loans with common guarantors, which are primarily secured by two non-owner-occupied, special-purpose commercial properties located in different states, were also added to NPLs. These properties, which were previously leased to a single tenant that has since become insolvent, are now vacant. Some guarantors are shared across these three loans.

The total balance of these three loans at fiscal year end 2025 was $6.2 million, after recognition of $3.8 million in charge-offs in the current quarter that were previously reserved for in the linked quarter.

The ACL at June 30, 2025, totaled $51.6 million, representing 1.26% of gross loans and 224% of nonperforming loans, as compared to an ACL of $52.5 million, representing 1.36% of gross loans and 786% of nonperforming loans, at June 30, 2024. The Company has estimated its expected credit losses as of June 30, 2025, under ASC 326-20, and management believes the ACL as of that date was adequate based on that estimate. There remains, however, significant uncertainty as borrowers adjust to relatively high market interest rates, although the Federal Reserve has reduced short-term rates somewhat during this fiscal year. The decrease in the ACL was primarily attributable to net charge-offs, which reduced the required reserves for individually evaluated loans, as well as a decline in certain qualitative adjustments relevant to assessing expected credit losses. This decrease was partially offset by higher required reserves for pooled loans, reflecting management’s updated view of a deteriorating economic outlook and an increase in modeled loss drivers compared to the prior assessment as of June 30, 2024. Additional provisions were also recorded to support loan growth and overdraft exposures during fiscal year 2025. As a percentage of average loans outstanding, the Company recorded net charge offs of 0.53% (annualized) during the current quarter, as compared to 0.06% for the same quarter of the prior fiscal year. In the three-month period ended June 30, 2025, net charge offs were $5.3 million, with the increase from prior periods primarily attributable to the $3.8 million special-purpose CRE charge off noted above, and a $742,000 commercial and industrial charge off related to a commercial contractor. For fiscal year 2025, net charge offs as a percentage of average loans were 0.17%, as compared to 0.05% for fiscal year 2024.

Total liabilities were $4.5 billion at June 30, 2025, an increase of $359.3 million, or 8.7%, as compared to June 30, 2024. Growth primarily reflected increases in total deposits, other liabilities, accrued interest and income taxes payable, and securities sold under agreement to repurchase.

Deposits were $4.3 billion at June 30, 2025, an increase of $338.3 million, or 8.6%, as compared to June 30, 2024. The deposit portfolio saw increases in certificates of deposit and savings accounts, as customers remained willing to move balances into special rate time deposits and high yield savings accounts in the higher rate environment. Public unit balances totaled $550.8 million at June 30, 2025, a decrease of $43.8 million compared to June 30, 2024, mostly due to the Company losing the bid to retain a larger local public unit depositor early in the fiscal year. Brokered deposits totaled $233.6 million at June 30, 2025, an increase of $61.9 million as compared to June 30, 2024. The average loan-to-deposit ratio for the fourth quarter of fiscal 2025 was 94.5%, as compared to 96.3% for the same period of the prior fiscal year. The period end loan-to-deposit ratios were 95.8% and 97.6% as of June 30, 2024, and 2025, respectively. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2025	2025	2024	2024	2024

Non-interest bearing deposits	$508,110	$513,418	$514,199	$503,209	$514,107
NOW accounts	1,132,298	1,167,296	1,211,402	1,128,917	1,239,663
MMDAs - non-brokered	329,837	345,810	347,271	320,252	334,774
Brokered MMDAs	1,414	2,013	3,018	12,058	2,025
Savings accounts	661,115	626,175	573,291	556,030	517,084
Total nonmaturity deposits	2,632,774	2,654,712	2,649,181	2,520,466	2,607,653

Certificates of deposit - non-brokered	1,414,945	1,373,109	1,310,421	1,258,583	1,163,650
Brokered certificates of deposit	233,649	233,561	251,025	261,093	171,756
Total certificates of deposit	1,648,594	1,606,670	1,561,446	1,519,676	1,335,406

Total deposits	$4,281,368	$4,261,382	$4,210,627	$4,040,142	$3,943,059

Public unit nonmaturity accounts	$435,632	$472,010	$482,406	$447,638	$541,445
Public unit certificates of deposit	115,204	103,741	83,506	62,882	53,144
Total public unit deposits	$550,836	$575,751	$565,912	$510,520	$594,589

FHLB advances were $104.1 million at June 30, 2025, an increase of $2.0 million, or 2.0%, as compared to June 30, 2024.

The Company’s stockholders’ equity was $544.7 million at June 30, 2025, an increase of $55.9 million, or 11.4%, as compared to June 30, 2024. The increase was attributable primarily to earnings retained after cash dividends paid, in combination with a $6.1 million reduction in accumulated other comprehensive losses (AOCL) as the market value of the Company’s investments appreciated due to the decrease in market interest rates. The AOCL totaled $11.4 million at June 30, 2025, as compared to $17.5 million at June 30, 2024. The Company does not hold any securities classified as held-to-maturity.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended June 30, 2025, was $40.3 million, an increase of $5.2 million, or 14.9%, as compared to the same period of the prior fiscal year. The increase was attributable to a 7.9% increase in the average balance of interest-earning assets in the current three-month period compared to the same period a year ago, and an increase of 21 basis points in the net interest margin, from 3.25% to 3.46%. The primary driver of the net interest margin expansion, compared to the year ago period, was the cost of interest-bearing liabilities decreasing 20 basis points, while the yield on interest-earning assets increased seven basis points. The overall increase in spread of 27 basis points was partially offset by a lower level of average interest-earning assets to average interest-bearing liabilities totaling 120.6% at June 30, 2025, down 1.1 percentage points compared to the year ago period, due to stronger deposit growth.

Loan discount accretion and deposit premium amortization related to the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of FortuneBank, and the January 2023 acquisition of Citizens Bank & Trust resulted in $612,000 in net interest income for the three-month period ended June 30, 2025, as compared to $1.1 million in net interest income for the same period a year ago. Combined, this component of net interest income contributed five basis points to net interest margin in the three-month period ended June 30, 2025, as compared to a ten basis point contribution for the same period of the prior fiscal year, and as compared to a 13-basis point contribution in the linked quarter, ended March 31, 2025, when net interest margin was 3.39%.

The Company recorded a PCL of $2.5 million in the three-month period ended June 30, 2025, as compared to a PCL of $900,000 in the same period of the prior fiscal year. The current period PCL was the result of a $2.0 million provision attributable to the ACL for loan balances outstanding and a $475,000 provision attributable to the allowance for off-balance sheet credit exposures. The increase was primarily attributable to providing for net charge-offs and to support loan growth, in addition to an increase in unfunded balances and an increase in the expected funding rate on available credit.

The Company’s noninterest income for the three-month period ended June 30, 2025, was $7.3 million, a decrease of $487,000, or 6.3%, as compared to the same period of the prior fiscal year. The decrease was attributable to lower other noninterest income and loan servicing fees. The decrease in other noninterest income was associated with the change in accounting for realization of tax credits, as the Company has adopted the proportional amortization method under ASU 2023-02, which results in a direct reduction to the provision for income taxes in fiscal 2025. The tax credit benefit recognized in other noninterest income in the three-month period ended June 2024 was $675,000. Loan servicing fees were negatively impacted by the recognition of a change in the fair value of mortgage servicing rights, which in the fourth quarter of fiscal 2025 resulted in a negative adjustment of $108,000, as compared to a benefit of $131,000 in the same period a year ago, due to changes in market rates and prepayment assumptions. These decreases as compared to the prior year period were partially offset by increases in other loan fees attributable to increased loan originations and higher deposit account charges and related fees primarily attributable to an increase in non-sufficient fund activity and an increase in maintenance and activity fees collected.

Noninterest expense for the three-month period ended June 30, 2025, was $26.0 million, an increase of $974,000, or 3.9%, as compared to the same period of the prior fiscal year. The increase as compared to the year-ago period was primarily attributable to increases in legal and professional fees, data processing expense, and other noninterest expense. The Company experienced elevated legal and professional fees associated with consulting costs to negotiate a new contract with a large vendor totaling $425,000. Data processing expense increased due to an increase in third party ancillary software expenses and one-time reclassification of data processing expenses to other categories in the year-ago period. The increase in other noninterest expense was primarily due to card fraud losses and deposit product expenses. These increases as compared to the prior year period were partially offset by decreases in intangible amortization expense, as the core deposit intangible recognized in an older merger was fully amortized in the second quarter of fiscal 2025, and by reduced telecommunication expenses.

The efficiency ratio for the three-month period ended June 30, 2025, was 54.6%, as compared to 58.3% in the same period of the prior fiscal year. The improvement was attributable to net interest income growing faster than operating expenses.

The income tax provision was $3.4 million for the three-month period ended June 30, 2025, and for the same period of the prior fiscal year. The effective tax rate for the fourth quarter of fiscal year 2025 was 17.5%, as compared to 20.2% in the same period of the prior fiscal year. The decrease in the effective tax rate was primarily attributable to a $701,000 income tax benefit from the recognition of tax credits utilizing the proportional amortization method under ASC 2023-02. In the same period of the prior fiscal year, similar benefits were recognized through noninterest income.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent expected, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected and goodwill impairment charges might be incurred; the strength of the United States economy in general and the strength of local economies in which we conduct operations; fluctuations in interest rates and the possibility of a recession; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; potential imposition of new or increased tariffs or changes to existing trade policies that could affect economic activity or specific industry sectors; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values in both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for credit losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2025	2025	2024	2024	2024

Cash equivalents and time deposits	$193,105	$227,136	$146,078	$75,591	$61,395
Available for sale (AFS) securities	460,844	462,930	468,060	420,209	427,903
FHLB/FRB membership stock	18,500	18,269	18,099	18,064	17,802
Loans held for sale	431	—	—	—	—
Loans receivable, gross	4,099,698	4,023,509	4,026,979	3,966,518	3,849,803
Allowance for credit losses	51,629	54,940	54,740	54,437	52,516
Loans receivable, net	4,048,069	3,968,569	3,972,239	3,912,081	3,797,287
Bank-owned life insurance	75,691	75,156	74,643	74,119	73,601
Intangible assets	73,721	74,677	75,399	76,340	77,232
Premises and equipment	95,982	95,987	96,418	96,087	95,952
Other assets	53,264	53,772	56,738	56,709	53,144
Total assets	$5,019,607	$4,976,496	$4,907,674	$4,729,200	$4,604,316

Interest-bearing deposits	$3,773,258	$3,747,964	$3,696,428	$3,536,933	$3,428,952
Noninterest-bearing deposits	508,110	513,418	514,199	503,209	514,107
Securities sold under agreements to repurchase	15,000	15,000	15,000	15,000	9,398
FHLB advances	104,072	104,072	107,070	107,069	102,050
Other liabilities	51,267	44,057	39,424	38,191	37,905
Subordinated debt	23,208	23,195	23,182	23,169	23,156
Total liabilities	4,474,915	4,447,706	4,395,303	4,223,571	4,115,568

Total stockholders’ equity	544,692	528,790	512,371	505,629	488,748

Total liabilities and stockholders’ equity	$5,019,607	$4,976,496	$4,907,674	$4,729,200	$4,604,316

Equity to assets ratio	10.85%	10.63%	10.44%	10.69%	10.61%

Common shares outstanding	11,299,467	11,299,962	11,277,167	11,277,167	11,277,737
Less: Restricted common shares not vested	50,163	50,658	46,653	56,553	57,956
Common shares for book value determination	11,249,304	11,249,304	11,230,514	11,220,614	11,219,781

Book value per common share	$48.42	$47.01	$45.62	$45.06	$43.56
Less: Intangible assets per common share	6.55	6.64	6.71	6.80	6.88
Tangible book value per common share (1)	41.87	40.37	38.91	38.26	36.68
Closing market price	54.78	52.02	57.37	56.49	45.01

(1)   Non-GAAP financial measure.

Nonperforming asset data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2025	2025	2024	2024	2024

Nonaccrual loans	$23,040	$21,970	$8,309	$8,206	$6,680
Accruing loans 90 days or more past due	—	—	—	—	—
Total nonperforming loans	23,040	21,970	8,309	8,206	6,680
Other real estate owned (OREO)	625	1,775	2,423	3,842	3,865
Personal property repossessed	32	56	37	21	23
Total nonperforming assets	$23,697	$23,801	$10,769	$12,069	$10,568

Total nonperforming assets to total assets	0.47%	0.48%	0.22%	0.26%	0.23%
Total nonperforming loans to gross loans	0.56%	0.55%	0.21%	0.21%	0.17%
Allowance for credit losses to nonperforming loans	224.08%	250.07%	658.80%	663.38%	786.17%
Allowance for credit losses to gross loans	1.26%	1.37%	1.36%	1.37%	1.36%

Performing modifications to borrowers experiencing financial difficulty	$26,642	$23,304	$24,083	$24,340	$24,602

	For the three-month period ended
Quarterly Summary Income Statement Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2025	2025	2024	2024	2024

Interest income:
Cash equivalents	$1,698	$1,585	$784	$78	$541
AFS securities and membership stock	5,586	5,684	5,558	5,547	5,677
Loans receivable	63,354	62,656	63,082	61,753	58,449
Total interest income	70,638	69,925	69,424	67,378	64,667
Interest expense:
Deposits	28,644	28,795	29,538	28,796	27,999
Securities sold under agreements to repurchase	191	189	226	160	125
FHLB advances	1,080	1,076	1,099	1,326	1,015
Subordinated debt	390	386	418	435	433
Total interest expense	30,305	30,446	31,281	30,717	29,572
Net interest income	40,333	39,479	38,143	36,661	35,095
Provision for credit losses	2,500	932	932	2,159	900
Noninterest income:
Deposit account charges and related fees	2,156	2,048	2,237	2,184	1,978
Bank card interchange income	1,839	1,341	1,301	1,499	1,770
Loan late charges	—	—	—	—	170
Loan servicing fees	167	224	232	286	494
Other loan fees	917	843	944	1,063	617
Net realized gains on sale of loans	143	114	133	361	97
Net realized gains (losses) on sale of AFS securities	—	48	—	—	—
Earnings on bank owned life insurance	533	512	522	517	498
Insurance brokerage commissions	368	340	300	287	331
Wealth management fees	825	902	843	730	838
Other noninterest income	332	294	353	247	974
Total noninterest income	7,280	6,666	6,865	7,174	7,767
Noninterest expense:
Compensation and benefits	13,852	13,771	13,737	14,397	13,894
Occupancy and equipment, net	3,745	3,869	3,585	3,689	3,790
Data processing expense	2,573	2,359	2,224	2,171	1,929
Telecommunications expense	312	330	354	428	468
Deposit insurance premiums	601	674	588	472	638
Legal and professional fees	1,165	603	619	1,208	516
Advertising	551	530	442	546	640
Postage and office supplies	336	350	283	306	308
Intangible amortization	857	889	897	897	1,018
Foreclosed property expenses, net	(18)	37	73	12	52
Other noninterest expense	2,002	1,979	2,074	1,715	1,749
Total noninterest expense	25,976	25,391	24,876	25,841	25,002
Net income before income taxes	19,137	19,822	19,200	15,835	16,960
Income taxes	3,351	4,139	4,547	3,377	3,430
Net income	15,786	15,683	14,653	12,458	13,530
Less: Distributed and undistributed earnings allocated
to participating securities	71	71	61	62	69
Net income available to common shareholders	$15,715	$15,612	$14,592	$12,396	$13,461

Basic earnings per common share	$1.40	$1.39	$1.30	$1.10	$1.19
Diluted earnings per common share	1.39	1.39	1.30	1.10	1.19
Dividends per common share	0.23	0.23	0.23	0.23	0.21
Average common shares outstanding:
Basic	11,250,000	11,238,000	11,231,000	11,221,000	11,276,000
Diluted	11,270,000	11,262,000	11,260,000	11,240,000	11,283,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2025	2025	2024	2024	2024

Interest-bearing cash equivalents	$151,380	$143,206	$64,976	$5,547	$39,432
AFS securities and membership stock	498,491	508,642	479,633	460,187	476,198
Loans receivable, gross	4,018,769	4,003,552	3,989,643	3,889,740	3,809,209
Total interest-earning assets	4,668,640	4,655,400	4,534,252	4,355,474	4,324,839
Other assets	299,217	290,739	291,217	283,056	285,956
Total assets	$4,967,857	$4,946,139	$4,825,469	$4,638,530	$4,610,795

Interest-bearing deposits	$3,727,836	$3,737,849	$3,615,767	$3,416,752	$3,417,360
Securities sold under agreements to repurchase	15,000	15,000	15,000	12,321	9,398
FHLB advances	104,053	106,187	107,054	123,723	102,757
Subordinated debt	23,201	23,189	23,175	23,162	23,149
Total interest-bearing liabilities	3,870,090	3,882,225	3,760,996	3,575,958	3,552,664
Noninterest-bearing deposits	524,860	513,157	524,878	531,946	539,637
Other noninterest-bearing liabilities	37,014	31,282	31,442	33,737	35,198
Total liabilities	4,431,964	4,426,664	4,317,316	4,141,641	4,127,499

Total stockholders’ equity	535,893	519,475	508,153	496,889	483,296

Total liabilities and stockholders’ equity	$4,967,857	$4,946,139	$4,825,469	$4,638,530	$4,610,795

Return on average assets	1.27%	1.27%	1.21%	1.07%	1.17%
Return on average common stockholders’ equity	11.8%	12.1%	11.5%	10.0%	11.2%

Net interest margin	3.46%	3.39%	3.36%	3.37%	3.25%
Net interest spread	2.92%	2.87%	2.79%	2.75%	2.65%

Efficiency ratio	54.6%	55.1%	55.3%	59.0%	58.3%